Exhibit 99.1
STONE ENERGY CORPORATION
Provides Production Update
LAFAYETTE, LA. September 21, 2005
     Stone Energy Corporation (NYSE: SGY) reported today that as of Monday September 19th, 2005, approximately 75% of the 260 million cubic feet of natural gas equivalent (MMcfe) of average net daily production (both offshore and Gulf Coast onshore) previously shut-in as a result of Hurricane Katrina was back on line. The majority of the remaining production is awaiting repairs to mid-stream assets not owned by Stone. Two outside-operated properties representing daily production of approximately 8 MMcfe net to Stone were damaged and are expected to be off line into 2006. Daily production of approximately 20 MMcfe from the Stone’s Denver district has been unaffected.
               However, with Hurricane Rita entering the Gulf of Mexico, Stone initiated its evacuation program yesterday, shutting in its offshore Gulf of Mexico production. Before Rita entered the Gulf, Stone was poised to re-affirm its 2005 production guidance of 260-280 MMcfe per day. Stone plans to provide an update of production guidance after the effects of Hurricane Rita are assessed and quantified.
                         Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (GOM), deep shelf of the GOM, deep water of the GOM, Rocky Mountain basins and the Williston Basin. For additional information, please contact Kenneth H. Beer, Senior Vice President and Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone Energy’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy’s actual results and plans could differ materially from those expressed in the forward-looking statements.